Exhibit 1

SUMMARY SCHEDULE OF FUNDED DEBT AT DECEMBER 31, 2014

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)(3)
U.S. dollars	16	1 - 5.125	2015-2019	12,370	9,328	10,189
Australian dollars	16	4.75 - 6	2015-2024	2,100	1,716	1,753
Brazilian real	1	7.530 - Coupon in USD	2015	409	184	127
Swiss francs	2	1 - 3.375	2020-2023	400	291	333
EUR	14	0.25 - 8.68497 or 6M EUR-Libor + 25bp	2018-2035	4,963	4,963	5,063
Pound Sterling	8	0.55275 - 1.875 or indexed on GBP-Libor	2015-2018	1,450	1,829	1,862
Japanese yen	3	0.8731 - 1.89	2018-2033	7,500	49	52
New Zealand dollars	2	7.5	2018	150	74	97
Total	62					19,474

(1)	The equivalent in EUR is computed using the exchange rate at trade date.
(2)	The equivalent in EUR is computed using the exchange rate at December 31, 2014.
(3)	Including borrowings and term deposits, excluding interest payable and value adjustments.

SCHEDULE OF ANNUAL AMORTIZATION OF FUNDED DEBT OUTSTANDING AT DECEMBER 31, 2014

(IN MILLIONS OF EUR(1))

Currency	2015	2016	2017	2018	2019	2020 and after	Total
U.S. dollars	2,652	2,059	2,595	2,059	824		10,189
Australian dollars	1,214	—	—	—	—	539	1,753
Brazilian real	127	—	—	—	—		127
Swiss francs	—	—	—	—	—	333	333
EUR	—	—	—	1,626	212	3,225	5,063
Pound Sterling	770	321	—	770	—		1,862
Japanese yen	—	—	—	34	—	17	52
New Zealand dollars	—	—	—	97	—		97
Total	4,763	2,380	2,595	4,586	1,035	4,115	19,474

(1)	The equivalent in EUR is computed using the exchange rate at December 31, 2014.

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